AMENDMENT NO. 6
This AMENDMENT NO. 6 (this “Amendment”) is made as of June 3, 2022 among Guggenheim Taxable Municipal Bond & Investment Grade Debt Trust (f/k/a Guggenheim Taxable Municipal Managed Duration Trust and Guggenheim Build America Bonds Managed Duration Trust), as borrower (the “Borrower”), Société Générale, New York Branch as lender (the “Lender”) and Société Générale, as agent (the “Agent”).
The Borrower has requested that the Lender and the Agent amend certain provisions of the Credit Agreement dated as of February 27, 2015 entered into among the Borrower, the Lender and the Agent (as amended from time to time, the “Credit Agreement”), and the Lender and the Agent are willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
1. INTERPRETATION. Unless otherwise specifically defined herein, capitalized terms used herein and not defined herein have the meanings set forth in the Credit Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall refer to the Credit Agreement as amended hereby.
2. DEFINITIONS. (a) From and after the Effective Date, the following terms, as used in the Credit Agreement, shall have the following meanings and/or shall incorporate the following changes:
““Alternative Interest Rate” means, for any day with respect to any Loan, the Federal Funds Rate in effect for such day (or if such day is not a Business Day, the immediately prior Business Day) (as determined by the Agent).
“Business Day” means, (a) except to the extent provided in clause (b) below, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City, and (b) in relation to Loans and any interest rate setting, funding, disbursement, settlement or payment of any Loan, any day that is a U.S. Government Securities Business Day.
“Commitment Fee Rate” means, 0.30% per annum.
“Default Rate” means, at any time, an interest rate equal to the interest rate (including any Spread) otherwise applicable to any Loan at such time plus 2% per annum, to the fullest extent permitted by applicable Laws; provided that if no Loan is outstanding at such time, the Default Rate shall be an interest rate equal to (i) the Alternative Interest Rate plus (ii) the Spread plus (iii) 2% per annum, to the fullest extent permitted by applicable Laws; provided, however, that in each case, if the sum of the relevant interest rate and the Spread as so determined would be less than zero, such sum shall be deemed to be equal to zero.
“Spread ” means 0.95% per annum.”
(b) From and after the Effective Date, the following terms are added to Section 9 of the Credit Agreement in proper alphabetical order:
““Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is three U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“SOFR ” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR.”
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR.”
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.”
(c) From and after the Effective Date, the term “Applicable LIBOR Rate” appearing in Section 9 of the Credit Agreement is deleted in its entirety.
3. THE FACILITY. (a) From and after the Effective Date, Section 2 of the Credit Agreement is hereby amended by inserting the following new Section 2(p) at the end thereof:
“(p) Benchmark Replacement Setting.
(a) Notwithstanding anything to the contrary herein or in any other Transaction Document (and any Swap Contract shall be deemed not to be a “Transaction Document” for purposes of this Section 2(p)), upon the occurrence of a Benchmark Transition Event, the Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the date of such amendment (without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document) and such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting.
(b) Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the Agent and Borrower’s written agreement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.
(c) The Agent will promptly notify the Borrower of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period.
(d) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Loan to be made during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of Loans determined using the Alternative Interest Rate.
(e) Certain Defined Terms. As used in this Section 2(p):
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an interest period or payment period for any term rate or otherwise, or for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date.
“Benchmark” means Daily Simple SOFR; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to Daily Simple SOFR, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior Benchmark rate pursuant to Section 2(p)(a).
“Benchmark Replacement” means, for any Available Tenor, the sum of:
(a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States, and (b) the related Benchmark Replacement Adjustment;

(b) If the Agent and Borrower cannot agree to a replacement pursuant to (a) above, then the Benchmark Replacement shall be Alternative Interest Rate while giving effect to the Benchmark Replacement Adjustment.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternative Interest Rate”, the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Borrower and Agent agree may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Agent and Borrower agree is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative (and (x) such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3), and (y) a Benchmark Replacement Date shall exist even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date).
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of the definition thereof has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2(p), and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2(p).
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Reference Time” means, with respect to any setting of the then-current Benchmark, (i) if such Benchmark is based on Daily Simple SOFR, then two Business Days prior to such setting, or (ii) in the case of any other Benchmark, the time determined by the Agent in its reasonable discretion.
“Relevant Governmental Body” means, the Federal Reserve Board, the NYFRB or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB or, in each case, any successor thereto.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
(b) From and after the Effective Date, the reference to “the Applicable LIBOR Rate” appearing in Section 2(b) of the Credit Agreement shall be deleted and replaced with “Daily Simple SOFR”.
(c) From and after the Effective Date, Section 2(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(i) Accrual and Payment of Interest and Fees. (i) Each Loan shall bear interest for each day at a rate per annum equal to the sum of Daily Simple SOFR plus the Spread; provided, however, that if such sum as so determined would be less than zero, such sum shall be deemed to be equal to zero. (ii) The Borrower shall pay to the Agent for the account of the Lender, a commitment fee equal to the Commitment Fee Rate times the actual daily amount by which the Commitment exceeds the Total Outstandings. The commitment fee shall accrue at all times until the Maturity Date, including at any time during which one or more of the conditions in Section 3(b) is not met. (iii) All interest and fees shall be due and payable in arrears on the last Business Day of each calendar month and at such other times as may be specified herein.”
(d) From and after the Effective Date, Section 2(k) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(k) Computation of Interest and Fees. Interest computed by reference to Daily Simple SOFR hereunder shall be (a) computed on the basis of a year of 360 days, (b) shall be payable for the actual number of days elapsed (including the first day but excluding the last day), (c) computed on a daily basis based on the outstanding principal amount of the applicable Loan or other amount as of the applicable date of determination, and (d) determined by the Agent, and such determination shall be conclusive absent manifest error.”

4. MISCELLANEOUS. (a) From and after the Effective Date, Section 8(j) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(j) Inability to Determine Daily Simple SOFR. If at any time the Lender determines (i) in good faith and in a commercially reasonable manner that adequate and reasonable means do not exist for determining Daily Simple SOFR, or (ii) in its sole discretion that Daily Simple SOFR does not accurately reflect the funding cost to the Lender of making such Loans, all references to Daily Simple SOFR shall be deemed to be to the Alternative Interest Rate for the period during which such circumstance exists.”
(b) From and after the Effective Date, Section 8(k) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(k) Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender to make, maintain or fund Loans, or to determine or charge interest rates, in each case, based upon Daily Simple SOFR, until the Lender determines that the foregoing events no longer apply, Daily Simple SOFR shall be deemed to be equal to the Alternative Interest Rate.”
5. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Lender and the Agent that (a) the representations and warranties contained in the Credit Agreement and the other Transaction Documents are true and correct in all material respects on the date hereof as if made on and as of the date hereof and (b) no Default or Event of Default will have occurred and be continuing before or after giving effect hereto.
6. EFFECTIVENESS. This Amendment shall become effective on June 3, 2022 (the “Effective Date”) with the receipt by the Agent of (a) evidence satisfactory to the Agent that this Amendment has been executed and delivered by each of the parties hereto, in form and substance satisfactory to the Agent and (b) such certificates of resolutions or other action, incumbency certificates and/or other certificates as the Agent may require evidencing that the Borrower is duly organized or formed, validly existing and in good standing, and the identity, authority and capacity of each Person authorized to act on behalf of the Borrower in connection with the Credit Agreement and the other Transaction Documents.
7. NO OTHER AMENDMENT. Except as expressly provided herein, this Amendment shall not operate as an amendment or waiver of any right, power or privilege of the Lender or the Agent under the Credit Agreement or of any other term or condition of the Credit Agreement and the other Transaction Documents, each of which shall remain in full force and effect in accordance with their respective terms, without any waiver, amendment or modification of any provision thereof. For the avoidance of doubt, the parties hereto agree that the changes to the definitions of “Commitment Fee Rate” and “Spread” set forth in this Amendment shall apply only from and after the date hereof and shall not apply retroactive to the date hereof.
8. COUNTERPARTS. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.
9. APPLICABLE LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WIHTIN SUCH STATE PROVIDED THAT THE LENDER AND THE AGENT SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first set forth above.
GUGGENHEIM TAXABLE MUNICIPAL BOND & INVESTMENT GRADE DEBT TRUST, as Borrower

By:	/s/ John L. Sullivan
Name: John L. Sullivan Title: Chief Financial Officer

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH, as Lender

By:	/s/ Julien Gimbrere
Name: Julien Gimbrere Title: MD

SOCIÉTÉ GÉNÉRALE as Agent

By:	/s/ Julien Gimbrere
Name: Julien Gimbrere Title: MD